Exhibit 4.3

Translation for information purpose only

BNP PARIBAS

Financing Projects

Financing Structures

37 Place du Marché Saint Honoré

75001 PARIS

tél. 33 1 43 16 91 92

fax 33 1 42 98 19 89

EURO DISNEY SCA

BP 100
77777 MARNE LA VALLEE CEDEX 4

For the attention of Mr NAIM and Mr LE BOURHIS

October 16, 2002

Re : Euro Disney

Common Agreement of August 10, 1994

Derogations relating to Financial Covenants

Dear Sirs,

As Phase IA Bank Agent, we are pleased to inform you that in compliance with the provisions of Article 3.2. of the Common Agreement, the Phase IA Bank Group (First Voting College) has decided in accordance with the conditions stipulated in Article 3.1.1. of the Common Agreement to approve your Derogation Authorisation requested in your letter dated September 30, 2002.

Yours faithfully,

Martine AUBERT	Stéphanie MATTENET

Copy :  Crédit Agricole Indosuez (Mr S. Zouaoui)

 Caisse des Dépôts et Consignations (C. Le Corre/C. Tanguy)

95